Exhibit 99.1

Financial and Investor Contact:

John R. Potapchuk

631-501-7035

john.potapchuk@gentiva.com

Media Contact:

Jennifer Gery-Egan

Brainerd Communicators

212-986-6667

gery@braincomm.com

Gentiva Reports Third Quarter Revenue and Profit Growth

Company Raises 2008 EPS Outlook and Announces 2009 Operating Preview

MELVILLE, NY, October 30, 2008 — Gentiva Health Services, Inc. (NASDAQ: GTIV), a leading provider of comprehensive home health services, today reported third quarter results, led by 17% revenue growth and 26% operating contribution growth from its Home Health segment, as the Company continued to invest in clinical innovation, quality and productivity to enhance its industry leadership.

Performance highlights for the quarter ended September 28, 2008 included the following total Company results compared to the third quarter ended September 30, 2007:

•	A 12% increase in net revenues to $347.6 million.

•

Net income of $120.9 million, or $4.07 per diluted share, which included a non-recurring pre-tax gain, net of transaction costs, of $107.9 million or $3.67 per diluted share from the sale of a 69% interest in its CareCentrix unit. These results compare to net income of $8.2 million or $0.28 per diluted share in the 2007 third quarter.

•

Excluding the net gain from the CareCentrix transaction and special charges, adjusted net income was $12.6 million, up 48% as compared with $8.5 million in the year-ago period. On a diluted earnings per share basis, adjusted net income was $0.42 compared with $0.30 in the 2007 third quarter. Special charges excluded from adjusted net income represented about $0.02 per diluted share in both periods and included restructuring and integration costs, and costs and professional fees associated with merger and acquisition activities.

•

A 19% increase in earnings before interest, taxes, depreciation and amortization (EBITDA) to $30.2 million in the third quarter of 2008, excluding the non-recurring and special items described above; EBITDA as a percentage of net revenues improved to 8.7% in the third quarter of 2008 versus 8.2% in the prior-year period.

“Our Home Health segment had an outstanding third quarter, continuing a trend of solid gains,” said Gentiva Chairman and CEO Ron Malone. “This performance results from continued growth and margin expansion while we invest in our specialty programs and add new tools to benefit our patients and the dedicated clinicians who serve them.”

Gentiva reported these segment highlights for the quarter:

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Home Health’s 17% revenue growth to $239.3 million and 26% operating contribution growth to $38.8 million led to an operating contribution margin of 16.2%, as compared with 15.1% in the third quarter of 2007. Home Health Medicare revenue growth of more than 20% was driven by a double-digit increase in episodic patient admissions as the Company continues to benefit from both its expanding specialty programs and acquisitions completed in 2008.

•

Revenues in Gentiva’s Other Related Services segment — which includes hospice, respiratory therapy and home medical equipment, infusion therapy and consulting — rose 11% to $33.6 million versus the prior-year period. Operating contribution increased 6% to $2.9 million compared to the prior-year period.

•

During the third quarter, the Company recognized 87 days of results from its CareCentrix unit prior to completing the sale of a majority interest in that unit to Water Street Healthcare Partners on September 25, 2008. CareCentrix contributed $232.7 million in net revenues to Gentiva year to date through the closing of the transaction. Following the closing date, the Company will report its equity interest in the ongoing results of CareCentrix.

Companywide performance highlights for the nine months ended September 28, 2008 included:

•	An 11% increase in net revenues to $1.02 billion versus the prior-year period.

•

Net income of $140.6 million, or $4.80 per diluted share. Excluding the net gain from the CareCentrix transaction and special charges as described above, Gentiva’s net income for the nine-month period was $32.7 million, up 30% compared with $25.2 million in the year-ago period. On a diluted earnings per share basis, adjusted net income was $1.12 compared with $0.89 in the 2007 period.

•	A 13% increase in EBITDA to $86.2 million versus $76.6 million in the prior-year period, again excluding the non-recurring net gain and certain special charges.

Gentiva ended the third quarter with cash and cash equivalents of $61.5 million and long-term debt of $261 million. During the third quarter, the Company reduced its total outstanding long-term debt by $70 million.

Full-Year 2008 and Preliminary 2009 Outlook

Gentiva adjusted its revenue outlook and raised its earnings outlook for the 2008 fiscal year to reflect the performance of its Home Health business year to date, as well as the sale of a majority interest in CareCentrix. Gentiva now anticipates that 2008 net revenues will range between $1.28 billion to $1.30 billion, as compared to prior guidance of $1.32 billion to $1.35 billion, and now expects its diluted earnings per share to be between $1.47 and $1.51, up from the $1.36 to $1.43 range provided earlier this year. Projected earnings exclude the net gain from the CareCentrix transaction and special charges as described above.

Gentiva also announced a preliminary outlook for 2009. Full-year net revenues are expected to be in a range of $1.12 billion to $1.17 billion, reflecting anticipated growth in the Company’s businesses as compared with 2008, offset by the absence of revenues from CareCentrix. Diluted earnings per share are expected to be in a range between $1.62 and $1.72. Excluding the impact of the CareCentrix divestiture on the Company’s 2008 results, Gentiva’s 2009 outlook represents a diluted earnings per share increase of approximately 20% to 25% as compared with expected 2008 performance.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Web Cast Details

The Company will comment further on its third quarter results during its conference call and live web cast to be held Thursday, October 30, 2008, at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call #69371096. The web cast is an audio-only, one-way event. Web cast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the web cast. A replay of the call will be available on October 30, beginning at approximately 1 p.m. ET, and will remain available continuously through November 6. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 69371096. Visit http://investors.gentiva.com/events.cfm to access the web cast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 36 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s leading provider of comprehensive home health services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; respiratory therapy and home medical equipment; infusion therapy services; and other therapies and services. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(tables and notes follow)

(in 000’s, except per share data)	3rd Quarter		Nine Months
	2008	2007	2008	2007
Statements of Income
Net revenues	$347,561	$309,082	$1,017,508	$915,901
Cost of services and goods sold	196,581	179,041	578,525	525,438

Gross profit	150,980	130,041	438,983	390,463
Selling, general and administrative expenses	(127,909)	(110,299)	(371,358)	(330,795)
Gain on sale of business, net	107,872	—	107,872	—
Interest expense	(4,191)	(6,564)	(15,876)	(20,649)
Interest income	338	810	1,278	2,436

Income before income taxes	127,090	13,988	160,899	41,455
Income tax expense	6,218	5,797	20,280	17,473

Income before equity in net earnings of affiliate	120,872	8,191	140,619	23,982
Equity in net earnings of affiliate	20	—	20	—

Net income	$120,892	$8,191	$140,639	$23,982

Earnings per Share
Net income:
Basic	$4.21	$0.29	$4.94	$0.86

Diluted	$4.07	$0.28	$4.80	$0.84

Average shares outstanding:
Basic	28,687	27,955	28,489	27,729

Diluted	29,718	28,802	29,320	28,564

Condensed Balance Sheets (A)

	Sept 28, 2008	Dec 30, 2007
ASSETS
Cash, cash equivalents and restricted cash (B)	$61,503	$36,181
Short-term investments (C)	—	31,250
Accounts receivable, net (D)	181,786	207,801
Deferred tax assets	11,279	18,859
Prepaid expenses and other current assets	14,935	14,415

Total current assets	269,503	308,506
Long-term investments (C)	12,641	—
Note receivable	25,000	—
Investment in affiliate	23,319	—
Fixed assets, net	63,166	59,562
Intangible assets, net	251,495	211,602
Goodwill	304,255	276,100
Other assets	23,524	26,463

Total assets	$972,903	$882,233

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$—	$2,304
Accounts payable	8,221	20,093
Payroll and related taxes	27,453	17,163
Deferred revenue	35,855	29,015
Medicare liabilities	8,075	7,985
Cost of claims incurred but not reported	—	24,321
Obligations under insurance programs	39,830	36,816
Other accrued expenses	33,657	42,282

Total current liabilities	153,091	179,979

Long-term debt	261,000	307,696
Deferred tax liabilities, net	58,233	48,572
Other liabilities	20,444	22,557
Shareholders’ equity	480,135	323,429

Total liabilities and shareholders’ equity	$972,903	$882,233

Common shares outstanding	28,774	28,046

(A)	The Condensed Balance Sheet as of September 28, 2008 reflects the impact of the CareCentrix transaction in various line items.
(B)	Cash, cash equivalents and restricted cash included restricted cash of $22.0 million at December 30, 2007.
(C)	Short-term and long-term investments at September 28, 2008 and December 30, 2007 consisted of AAA-rated auction rate securities. At September 28, 2008, long-term investments were presented net of a $0.4 million valuation allowance, the charge for which was recorded in Shareholders’ Equity.
(D)	Accounts receivable, net, included an allowance for doubtful accounts of $8.0 million and $9.4 million at September 28, 2008 and December 30, 2007, respectively.

(in 000’s)	Nine Months
Condensed Statements of Cash Flows	2008	2007
OPERATING ACTIVITIES:
Net income	$140,639	$23,982
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,494	14,705
Amortization of debt issuance costs	1,474	763
Provision for doubtful accounts	9,536	6,644
Equity-based compensation expense	4,711	5,085
Windfall tax benefits associated with equity-based compensation	(2,087)	(788)
Gain on sale of business, net	(107,872)	—
Equity in net earnings of affiliate	(20)	—
Deferred income taxes	11,868	15,725
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(28,666)	(39,837)
Prepaid expenses and other current assets	(2,204)	(3,847)
Current liabilities	6,387	18,268
Other, net	836	1,677

Net cash provided by operating activities	51,096	42,377

INVESTING ACTIVITIES:
Purchase of fixed assets	(19,082)	(19,534)
Proceeds from sale of business	81,760	—
Acquisition of businesses, net of cash acquired	(60,634)	(3,820)
Purchases of short-term investments available-for-sale	(28,000)	(58,850)
Maturities of short-term investments available-for-sale	46,250	59,775

Net cash provided by (used in) investing activities	20,294	(22,429)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	9,721	7,010
Windfall tax benefits associated with equity-based compensation	2,087	788
Borrowings under revolving credit facility	24,000	—
Home Health Care Affiliates debt repayments	(7,420)	—
Debt issuance costs	(557)	—
Other debt repayments	(73,000)	(26,000)
Repayment of capital lease obligations	(899)	(936)

Net cash used in financing activities	(46,068)	(19,138)

Net change in cash, cash equivalents and restricted cash	25,322	810
Cash, cash equivalents and restricted cash at beginning of period	36,181	32,910

Cash, cash equivalents and restricted cash at end of period	$61,503	$33,720

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$17,945	$22,258
Income taxes paid, net of refunds	$7,018	$1,648

(in 000’s)	3rd Quarter		Nine Months
Supplemental Information	2008	2007	2008	2007
Segment Information (1)
Net revenues
Home Health	$239,344	$204,410	$693,220	$614,335
CareCentrix	75,546	75,295	232,717	214,511
Other Related Services	33,583	30,327	94,240	91,222
Intersegment revenues	(912)	(950)	(2,669)	(4,167)

Total net revenues	$347,561	$309,082	$1,017,508	$915,901

Operating contribution (3)
Home Health	$38,841	$30,895	$109,466	$91,984
CareCentrix (4)	5,225	6,949	18,074	21,890
Other Related Services	2,923	2,762	9,046	10,228

Total operating contribution	46,989	40,606	136,586	124,102
Corporate expenses	(18,177)	(15,857)	(52,467)	(49,729)
Gain on sale of business, net	107,872	—	107,872	—
Depreciation and amortization	(5,741)	(5,007)	(16,494)	(14,705)
Interest expense, net	(3,853)	(5,754)	(14,598)	(18,213)

Income before income taxes	$127,090	$13,988	$160,899	$41,455

	3rd Quarter		Nine Months
	2008	2007	2008	2007
Net Revenues by Major Payer Source:
Medicare
Home Health	$165,153	$137,067	$471,515	$409,151
Other	17,633	14,613	47,934	44,759

Total Medicare	182,786	151,680	519,449	453,910
Medicaid and local government	36,653	37,883	108,627	116,541
Commercial insurance and other (5)	128,122	119,519	389,432	345,450

Total net revenues	$347,561	$309,082	$1,017,508	$915,901

A reconciliation of EBITDA to Net income - As Reported amounts follows: (2)

	3rd Quarter		Nine Months
	2008	2007	2008	2007
EBITDA (3)	$28,812	$24,749	$84,119	$74,373
Gain on sale of business, net	107,872	—	107,872	—
Depreciation and amortization	(5,741)	(5,007)	(16,494)	(14,705)
Interest expense, net	(3,853)	(5,754)	(14,598)	(18,213)

Income before income taxes	127,090	13,988	160,899	41,455
Income tax expense (6)	(6,218)	(5,797)	(20,280)	(17,473)

Income before equity in net earnings of affiliate	120,872	8,191	140,619	23,982
Equity in net earnings of affiliate	20	—	20	—

Net income - As Reported	$120,892	$8,191	$140,639	$23,982

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the reportable segments, which exclude corporate expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

2)	EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization. Management uses EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies.

3)	Operating contribution and EBITDA for the third quarter and first nine months of 2008 included restructuring and integration costs of $1.4 million and $2.1 million, respectively. For the third quarter and first nine months of 2007, operating contribution and EBITDA included special charges of $0.6 million and $2.2 million, respectively. The special charges, which included restructuring and integration costs and costs and professional fees associated with merger and acquisition activities, were reflected as follows for segment reporting (dollars in millions):

	3rd Quarter		Nine Months
	2008	2007	2008	2007
Home Health	$0.1	$0.1	$0.3	$0.6
Other Related Services	—	—	—	0.1
Corporate expenses	1.3	0.5	1.8	1.5

Total	$1.4	$0.6	$2.1	$2.2

4) Operating contribution for CareCentrix was comprised of the following (dollars in thousands):

	3rd Quarter		Nine Months
	2008	2007	2008	2007
Gross profit	$13,669	$14,495	$42,539	$43,966
Selling, general and administrative expenses	(8,589)	(7,671)	(24,850)	(22,444)
Add: depreciation	145	125	385	368

Operating Contribution	$5,225	$6,949	$18,074	$21,890

5)	Commercial Insurance and Other revenues included revenues paid on an episodic basis of $14.1 million and $38.6 million for the third quarter and first nine months of 2008, respectively, and $7.7 million and $20.2 million for the third quarter and first nine months of 2007, respectively, reflecting services rendered to Medicare beneficiaries enrolled in managed Medicare plans.

6)	The Company’s effective tax rate was 4.9% for the third quarter and 12.6% for the first nine months of 2008, and 41.4% and 42.1% for the third quarter and first nine months of 2007, respectively. During the 2008 periods, the Company recorded a pre-tax gain, net of transaction costs, of $107.9 million and an income tax benefit of approximately $1.2 million relating to the sale of a majority interest in its CareCentrix unit. The CareCentrix transaction generated a capital loss carryforward for federal tax purposes. Excluding the impact of the CareCentrix transaction, the Company’s effective tax rate would have been 38.9% for the third quarter of 2008 and 40.6% for the first nine months of 2008.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; legislative proposals for healthcare reform; changes in Medicare and Medicaid reimbursement levels, including changes to the Medicare home health Prospective Payment System effective January 1, 2008; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; a material shift in utilization within capitated agreements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 30, 2007.

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